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[LETTERHEAD ILLEGIBLE]

                                 January 29, 1996


James D. Frank
7773 S. Oneida Court
Englewood, CO 80112

FAX: (303) 290-9165

Dear Jim:

This letter confirms our offer to you for employment as Vice President - Finance and Chief Financial Officer for Summo Minerals Corporation and Summo USA Corporation, a wholly-owned subsidiary, beginning February 1, 1996.

Your initial annual salary will be US$110,000.00. Summo offers a standard health benefits package and a 401(k) plan for its employees, which you would be eligible to participate in. You will be awarded a stock option by the Board of Directors to purchase 100,000 shares of Summo Minerals Corporation common stock. The option price will be set by the market price at the date the option is issued. The option will have a 5-year term. You will be vested in 25% of the option immediately, with additional vesting accruing at 25% increments annually; you will be fully vested after 3 years.

The Compensation Committee of the Board will be establishing a bonus plan for Executive Management to reward executives for outstanding performance in accomplishing key milestones which bear significantly on the Corporation's future. Milestones for 1996 include obtaining the requisite operating permits for Lisbon Valley and securing project financing. Anticipated milestones for 1997 include completion of construction on time and within budget and successful start-up and operation at Lisbon Valley. You can expect to participate in this bonus plan as one of the key executives in the Corporation. The bonus package will likely take the form of additional stock options, and/or cash.

We recognize that the permitting and financing of the Lisbon Valley project is critical to the ongoing success of the Corporation. We have agreed that should this project not proceed and your services are no longer required as a consequence, or in the event of a change of control of the company whereby you are asked to resign or to perform in a reduced capacity to the position being offered, Summo will continue your salary and benefits for one year as a severance.

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If these terms are acceptable to you, please accept by signing below.  I trust you find the opportunity to join Summo and contribute to building a solid mining company exciting. I believe together we would constitute a solid core management team that can fulfill the vision of becoming a multiple-mine operator within the next 5-10 years, with a targeted mine output of 100 million pounds of cathode copper by the end of this period. I look forward to working with you and having your input on the financial and business issues the Company will address as it grows.


                                       Sincerely,

                                       /s/ GREGORY A. HAHN
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                                           Gregory A. Hahn
                                           President & CEO


Accepted this day January 30, 1996

              /s/ JAMES D. FRANK
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                  James D. Frank